UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 26, 2007

Neuro-Hitech, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33426	20-4121393
(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, Suite 1503, New York, NY	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 594-1215
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of Neuro-Hitech, Inc. (the “Company”) previously approved, subject to stockholder approval, amendments to the Company’s 2006 Incentive Stock Plan (the “Plan”) that would (i) increase by 1,950,000 the aggregate number of shares of common stock that may be issued under the Plan from 400,000 to 2,350,000 and (ii) authorize the award of stock appreciation rights, restricted stock units and unrestricted stock thereunder. At the Company’s annual stockholders meeting held on June 26, 2007, the Company’s stockholders approved those amendments to the Plan. The foregoing description of the amendments is qualified in its entirety by reference to the text of the amended version of the Plan, which was attached to the Company’s Definitive Proxy filed with the Securities and Exchange Commission on June 5, 2007 (the “Proxy”).

On May 10, 2007, the Board approved deferral programs for officers and non-management directors. Under the programs, electing persons will be issued options in lieu of cash compensation at the end of the applicable compensation periods. Options to be issued pursuant to the programs will be granted under the Plan. Some of the key terms of the options are: (i) the exercise price is the closing price of the common stock on the last trading day prior to the issuance date, (ii) the options have a ten year term, (iii) the options are transferable only upon death, (iv) the options shall become exercisable six months after the issuance date and (v) the options have no vesting requirement. Both of these programs were subject to stockholder approval of the increase in shares subject to the Plan, which the Company received on June 26, 2007. The foregoing description of the deferral programs are qualified in their entirety by reference to the description of the deferral plans contained in the Proxy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEURO-HITECH, INC.

Date: June 29, 2007	By:	/s/ David Barrett
David Barrett
Chief Financial Officer